EXHIBIT 23.1

		      CONSENT OF INDEPENDENT ACCOUNTANTS


	 We hereby consent to the incorporation by reference in the current report on Form 8-K of Laboratory Corporation of America Holdings
(formerly named National Health Laboratories Holdings Inc.) filed with the Securities and Exchange Commission as of the date hereof of our report dated February 15, 1995 with respect to the consolidated financial statements of Roche Biomedical Laboratories, Inc. which report was included in the Registration Statement on Forms S-4/S-3 (Registration No. 33-58307) and the related Prospectuses for the registration of shares of common stock and warrants of National Health Laboratories Holdings Inc.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

    Morristown, New Jersey
    May 12, 1995